Exhibit 97.1

Human Resources | Group Policy: 2023 Sasol Executive Compensation Recovery Policy

HR GP RW 223

Revision: 0

Effective Date: 2 October 2023[1]

Purpose

To provide for the recovery of Erroneously Awarded Compensation made to current and former Executive Officers in the event that the Company is required to prepare a Restatement due to material noncompliance with any financial reporting requirements.

Applicable to Executive Officers

Document category:	Group Policy
Next review date:	November 2025

Document owner:	R Nienaber

Administration:	To ensure the use of the authorised copy, the document must be downloaded from its authoritative source

Approval:
Designation of approver:	Remuneration Committee
Name of approver:	Remuneration Committee
Date of approval:
Signature of approver:	M E K Nkeli on behalf of the Sasol Limited Remuneration Committee

1 This is the Effective Date of the NYSE’s amended listing standards which incorporates the provisions of Rule 10D-1 into section 303A.14.

Document number	Revision number		Page number
HR_GP_RW_200	2	Date Printed: 20/08/2025 08:31:49	2 of 9

1.Introduction

1.1

On 2 October 2023, the New York Stock Exchange (NYSE) adopted new section 303A.14 of the NYSE Listed Company Manual (the Recovery Provisions and the NYSE Manual respectively) which require the Company, as a foreign private issuer listed on the NYSE,[2] to recover Erroneously Awarded Compensation from former and current Executive Officers where the Company is required to prepare a Restatement due to material noncompliance with any financial reporting requirements.

1.2

The Sasol Limited Remuneration Committee of the Sasol Ltd Board, as authorised, adopted this Recovery Policy in accordance with the Recovery Provisions, pursuant to section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (Rule 10D-1 and the SE Act respectively).

2.Definitions

For purposes of this Recovery Policy, the following terms will have the meanings set out below:

2.1	ADR

American Depository Receipts.

2.2	Board

The board of directors of the Company.

2.3	Company

Sasol Limited as the ultimate holding company of the Sasol Group of Companies, listed on the Johannesburg Stock Exchange and the NYSE for purposes of its ADR programme.

2.4	Effective date

This Recovery Policy is effective from 2 October 2023.

2.5	Erroneously Awarded Compensation

In respect of each Executive Officer following a Restatement, the amount of In-scope Recovery Compensation that exceeds the amount of Incentive-based Compensation which would otherwise have been Received if it had originally been calculated on the basis of the restated amounts in the Restatement, without regard to any taxes paid.

2.6	Executive Officer

For purposes of this policy, Executive Officers include the President and Chief Executive Officer, the Group Chief Financial Officer, any other executive directors and prescribed officers of Sasol Ltd.

2.7	Financial Reporting Measures

Measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. For the avoidance of doubt, share price and total shareholder return (and any measures that are derived wholly or in part from share price or total shareholder return) also amount to Financial Reporting Measures.

2 Solely for purposes of its ADR programme.

Document number	Revision number		Page number
HR_GP_RW_200	2	Date Printed: 20/08/2025 08:31:49	3 of 9

2.8	Incentive-based Compensation

Any compensation that is granted, earned, or vests based wholly or in part on the attainment of a Financial Reporting Measure. This includes, but is not limited to, any compensation that is granted, earned, or vests in terms of the Sasol Group Remuneration Policy to the extent that such grant, earning, or vesting is based wholly or in part on the attainment of a Financial Reporting Measure.

2.9	In-scope Recovery Compensation

All Incentive-based Compensation Received by an Executive Officer:

2.9.1	on or after 2 October 2023 when the Recovery Provisions came into effect;
2.9.2	after beginning service as an Executive Officer;
2.9.3

who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-based Compensation (and regardless of whether the Executive Officer is still in service on the date that the Erroneously Awarded Compensation must be repaid to the Company);

2.9.4	while the Company has a class of securities listed on the NYSE or any other securities exchange or a national securities association in the United States; and
2.9.5	during the applicable Recovery Period.
2.10	Received

Actual or deemed receipt of Incentive-based Compensation by an Executive Officer in the financial year during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the grant, payment, or settlement of the award takes place after the end of that period.

2.11	Recovery Period

In relation to a Restatement, means the 3 (three) completed financial years of the Company immediately preceding the Restatement Date. Where the Company changes its financial year, the Recovery Period will include any transition period within or immediately following the 3 (three) completed financial years. For the avoidance of doubt, the Company’s obligation to recover Erroneously Awarded Compensation does not depend on if or when the Restatement is filed.

2.12	Recovery Policy

This 2023 Executive Compensation Recovery Policy.

2.13	Remcom

The Remuneration Committee of the Sasol Limited Board.

2.14	Restatement

An accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any accounting restatement that corrects an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” restatement) or that would result in a material misstatement if the error were corrected, or left uncorrected, in the current period (i.e., a “little r” restatement).

Document number	Revision number		Page number
HR_GP_RW_200	2	Date Printed: 20/08/2025 08:31:49	4 of 9

2.15	Restatement Date

In relation to a Restatement, the earlier of:

2.15.1

the date on which the Board, the Remcom, or any other committee of the Board (or officer of the Company authorised to take such action if Board or committee action is not required), concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or

2.15.2	the date on which a court, regulator or other legally authorised body directs the Company to prepare a Restatement.
2.16	Sasol Group of Companies

Sasol Limited, all its subsidiaries and joint ventures (JVs) where JV employees are compensated with reference to the Sasol Group Remuneration policy.

2.17	Sasol Group Remuneration Policy

The remuneration policy of the Sasol Group of Companies as amended and approved by the Remcom from time to time and published in any of the Company’s annual reports.

3.	Recovery of Erroneously Awarded Compensation
3.1

In the event of a Restatement, the Company will conduct a recovery analysis and will reasonably promptly recover all Erroneously Awarded Compensation Received by an Executive Officer during the relevant Recovery Period in accordance with the Recovery Provisions and Rule 10D-1, as detailed further in this clause 3.

3.2	Following a Restatement, the Remcom (if it is composed wholly of independent directors) or, in the absence thereof, a majority of independent directors of the Board (the Committee) will:
3.2.1	determine the amount of Erroneously Awarded Compensation Received by each Executive Officer during the relevant Recovery Period;
3.2.2	notify each Executive Officer in writing of the Restatement and the amount of Erroneously Awarded Compensation;
3.2.3	require the Executive Officer to repay or return the Erroneously Awarded Compensation; and
3.2.4

in so far as the Executive Officer fails and/or refuses to repay or return the Erroneously Awarded Compensation in accordance with the written demand, take such reasonable and legally permissible steps, based on the particular facts and circumstances, to recover the Erroneously Awarded Compensation.

3.3

Where Incentive-based Compensation is based on or derived from the Company’s share price or total shareholder return, and is not subject to mathematical recalculation directly from the information in the applicable Restatement:

3.3.1

the Committee will determine the amount of Erroneously Awarded Compensation to be repaid or returned by the Executive Officer based on a reasonable estimate of the effect of the Restatement on the Company’s share price or total shareholder return on which the Incentive-based Compensation was Received; and

Document number	Revision number		Page number
HR_GP_RW_200	2	Date Printed: 20/08/2025 08:31:49	5 of 9

3.3.2	the Company will maintain documentation of the determination of such reasonable estimate and provide the relevant documentation to the NYSE.
3.4

Unless the provisions of clause 4 below apply, the Company must recover the full amount of Erroneously Awarded Compensation Received by the Executive Officer during the relevant Recovery Period. In no event will the Company be entitled to accept repayment or recovery of less than the full amount of Erroneously Awarded Compensation.

3.5	The means of recovery of the Erroneously Awarded Compensation may take the form of, amongst others:
3.5.1	a full or partial reduction of the value, and forfeiture, of incentive awards;
3.5.2	a reduction of the value of any gains derived from outstanding, incentive awards or a reduction of the number of awards to be granted;
3.5.3

a reduction in the number of shares that are tied to the achievement of minimum shareholding requirements regardless of whether such shares are retained in a personal stockbroking account, a nominee account, and/or where the Company has retained legal title to such shares;

3.5.4	through monthly deductions from the Executive Officer’s salary, one lump sum payment, or a repayment plan; and/or
3.5.5	through the institution of legal proceedings against the Executive Officer.
3.6

Where the Executive Officer has already repaid the Company for any Erroneously Awarded Compensation Received in accordance with other recovery obligations arising from Company policies and procedures or applicable law, the Company may reimburse the Executive Officer to the value of the Erroneously Awarded Compensation.

4.	Exclusions AND PROHIBITIONS
4.1	The Company must recover Erroneously Awarded Compensation, unless one of the three following conditions is present:
4.1.1

the Committee has concluded that recovery would be impractical because the direct expenses paid to a third party to assist in enforcing the Recovery Policy would exceed the amount of the Erroneously Awarded Compensation. Before reaching this conclusion, the Company must-

4.1.1.1make a reasonable attempt to recover the Erroneously Awarded Compensation;

4.1.1.2document such attempt(s), and

4.1.1.3provide such documentation to the NYSE;

4.1.2

the Committee has concluded that recovery would be impractical because it would breach any relevant local (home country) law that was in place before 28 November 2022. Before reaching this conclusion, the Company must-

4.1.2.1obtain an opinion from local (home country) counsel, acceptable to the NYSE, that recovery would result in such a breach, and

4.1.2.2provide such opinion to the NYSE; and

Document number	Revision number		Page number
HR_GP_RW_200	2	Date Printed: 20/08/2025 08:31:49	6 of 9

4.1.3

the Committee has concluded that recovery would likely cause an otherwise tax-qualified plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C or 26 U.S.C.411(a) and regulations thereunder.

4.2	The Company is prohibited from directly or indirectly insuring or indemnifying any Executive Officer against:
4.2.1	any loss, recovery, repayment, and/or return of Erroneously Awarded Compensation under this Recovery Policy; and
4.2.2	any claim arising from the Company’s enforcement of this Recovery Policy.
5.	discLosures
5.1

The Company will file all disclosures of and in relation to this Recovery Policy in accordance with the requirements of the federal securities laws, including the disclosures required by the applicable Securities Exchange Commission (SEC) filings. For the avoidance of doubt, a Financial Reporting Measure need not be presented with any financial statements or included in a filing with the SEC.

5.2	Specifically, the Company will:
5.2.1	file its written Recovery Policy as an exhibit to its annual report;
5.2.2

indicate by check boxes on its annual report whether the financial statements included in the filings reflect the correction of an error to previously issued financial statements and whether any of those corrections are Restatements that required a recovery analysis under this Recovery Policy; and

5.2.3

disclose any action that it has taken in terms of this Recovery Policy including, but not limited to, enforcement of this Recovery Policy against an Executive Officer, the reasons why it has concluded that it would be impractical to enforce this Recovery Policy against an Executive Officer, and/or any non-compliance with this Recovery Policy in accordance with the provisions of section 802.01F of the NYSE Manual.

6.	WRITTEN ACKNOWLEDGEMENT

All Executive Officers who Receive Incentive-based Compensation on or after the Effective Date must acknowledge receipt of this Recovery Policy and agree to be bound by the terms of this Recovery Policy by signing and returning the letter of acknowledgement attached as Annexure “A” to this Recovery Policy.

7.	References
7.1	the Recovery Provisions of the NYSE Manual
7.2	Rule 10D-1 of the SE Act
7.3	Sasol Group Remuneration Policy
7.4	Sasol Long Term Incentive Plan rules
7.5	Sasol Short Term Incentive Plan Policy

Document number	Revision number		Page number
HR_GP_RW_200	2	Date Printed: 20/08/2025 08:31:49	7 of 9

8.	Responsibilities
8.1	Group Human Resources Reward will be responsible for updating and maintaining this Recovery Policy.
8.2	The Remcom will be responsible for implementing, enforcing, and making disclosures under this Recovery Policy.
9.	Amendment record
9.1

This Recovery Policy document, once downloaded from the document management system, is an uncontrolled copy which is no longer guaranteed to be authoritative. To ensure the use of the authorised copy, the document must be downloaded from its authoritative source on the relevant website.

9.2	All Executive Officers must be notified of this Recovery Policy and any revisions made to it.
10.	Record of Amendments and Revisions
Revision	Date	Author	Summary of Changes
New	November 2023	Dr R Nienaber	Creation of policy document

Document number	Revision number		Page number
HR_GP_RW_200	2	Date Printed: 20/08/2025 08:31:49	8 of 9

ANNEXURE “A”

ACKNOWLEDGEMENT AND ACCEPTANCE OF THE RECOVERY OF ERRONEOUSLY
AWARDED COMPENSATION

I,                                                  , acknowledge that I have been furnished with a copy of the Sasol 2023 Executive Compensation Recovery Policy (the Recovery Policy) and that I have familiarised myself with and agree to be bound by the terms of the Recovery Policy. Terms not otherwise defined in this acknowledgment letter will have the meanings given to them in the Recovery Policy.

I confirm that I am an Executive Officer as defined in the Recovery Policy and that the Recovery Policy will apply to all Incentive-based compensation Received by me on or after the Effective Date.

In the event of a Restatement, I undertake to promptly repay or return to the Company any Erroneously Awarded Compensation in accordance with the provisions of the Recovery Policy. [For South African Executive Officers only: I understand and accept that the Restatement will give rise to an error in calculation of the Incentive-based compensation originally received by me (i.e., the Erroneously Awarded Compensation) which the Company is legally entitled to require me to repay or return].

Signature	Date

Document number	Revision number		Page number
HR_GP_RW_200	2	Date Printed: 20/08/2025 08:31:49	9 of 9